Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cyclo Therapeutics, Inc. (“the Company”) of our report dated March 17, 2024, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the financial statements of Cyclo Therapeutics, Inc. and Subsidiaries, as of and for the years ended December 31, 2023 and 2022, appearing in the Company’s Form 10-K filed on March 18, 2024.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
June 28, 2024